Exhibit 99.1
(LOGO)                                              Level 3 Communications, Inc.
                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com


                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE

Level 3 Contacts:
Media:            Josh Howell                        Investors:       Robin Grey
                  720/888-2517                                      720/888-2518



            Level 3 Reports Fourth Quarter and Full Year 2002 Results

        Company Turns Operating Cash Flow Positive During Fourth Quarter

          Balance Sheet Improved through $500 Million in Debt Reduction and $285 Million in Asset Sales

                       Level 3 Closes Genuity Transaction

           Company Expects to Turn Free Cash Flow Positive During the
                             Second Quarter of 2004


BROOMFIELD, CO, February 4, 2003 - Level 3 Communications, Inc. (Nasdaq:LVLT) today announced its fourth quarter 2002 results. The net loss for the quarter was $313 million, or $0.73 per share. Excluding certain one-time and extraordinary items, the net loss for the quarter was $240 million, or $0.56 per share, versus previously announced projections of a net loss per share of $0.70. One-time and extraordinary items included a $44 million extraordinary gain from debt for equity exchanges on non-convertible debt securities, a $68 million expense associated with debt for equity exchanges of convertible securities, a $89 million gain from the sale of Commonwealth Telephone stock and $138 million in non-cash asset impairment charges.

Consolidated GAAP Revenue for 2002 was $3.15 billion, a 105 percent increase from 2001, largely as a result of the company's acquisitions of Corporate Software and Software Spectrum.

Communications GAAP revenue for 2002 was $1.1 billion, a 15 percent decrease from $1.3 billion in 2001. The decline in revenue was primarily due to a $288 million reduction in upfront dark fiber revenue in 2002, partially offset by growth in communications services revenue.

Consolidated EBITDA, excluding stock based compensation expense and non-cash impairments and restructuring charges, was $118 million for the fourth quarter and $354 million for the full year, compared to negative $300 million for the full year 2001. Consolidated Adjusted EBITDA, defined by the company as Consolidated EBITDA plus changes in cash deferred revenue and non-cash cost of goods sold, was $121 million for the fourth quarter and $457 million for the year, compared to $659 million for the full year 2001, excluding the discontinued Asian operations.

"I am pleased with the substantial improvement in performance we have made this quarter," said James Q. Crowe, CEO of Level 3. "We experienced modest improvement in new communications sales and revenue, which coupled with continued tight management of expenses, resulted in positive Operating Cash Flow for the first time. We look forward to integrating Genuity's operations to further increase cash flow over time."

Overview
The company's core business consists of communications and information services. The company's non-core businesses include coal mining and toll road operations. The company reports separately the financial results of the communications business, information services business and other businesses.

Communications Business Segment


           Fourth Quarter Communications Business Financial Highlights


Metric                                Fourth Quarter Actuals   Fourth Quarter
($ in millions)                                                Projections (1)
------------------------------------- ------------------------ -----------------
Communications GAAP Revenue           $273                     $250
------------------------------------- ------------------------ -----------------
Communications Cash Revenue           $275                     $250
------------------------------------- ------------------------ -----------------
Communications Services Revenue       $243                     $223
------------------------------------- ------------------------ -----------------
Reciprocal Compensation Revenue       $30                      $27
------------------------------------- ------------------------ -----------------
Communications Cost of Revenue        $39                      Not Provided
------------------------------------- ------------------------ -----------------
Communications SG&A                   $136                     Not Provided
------------------------------------- ------------------------ -----------------
Communications EBITDA                 $105                     $55
------------------------------------- ------------------------ -----------------
(1)      Projections issued October 30, 2002.


Communications GAAP Revenue and Cash Revenue:
Communications GAAP revenue for the fourth quarter 2002 was $273 million, versus $269 million for the fourth quarter 2001, and versus $274 million for the third quarter 2002. Included in total communications GAAP revenue was $243 million of communications services revenue and $30 million attributable to reciprocal compensation revenue. Reciprocal compensation increased to $30 million for the fourth quarter 2002 from $28 million in the third quarter 2002 as a result of expected one-time settlement revenue of $13 million partially offset by a decrease due to annual contractual limits on reciprocal compensation payments made by certain carriers. Communications services revenue, excluding non-recurring termination revenue and customer settlements, increased from $220 million during the third quarter 2002 to $233 million during the fourth quarter 2002.

Communications cash revenue, defined as communications revenue plus changes in cash deferred revenue, was $275 million for the fourth quarter 2002 and $1.2 billion for the full year 2002. Communications cash revenue includes upfront cash received for dark fiber and other capacity sales that are recognized as GAAP revenue over the life of the contract, generally ranging from 5 to 20 years. As the difference between communications GAAP revenue and communications cash revenue is not expected to be material going forward, the company does not plan to report communications cash revenue in future quarters.

"During the fourth quarter, we saw continued strength in our softswitch and IP services segments, as well as modest growth in new sales of transport services," said Kevin O'Hara, president and COO of Level 3. "Additionally, the rate of customer disconnects continued to decline."

The company recently announced new customer agreements with AOL, Cablevision Systems, Claranet, NORDUnet, United Online and Verizon.

Cost of Revenue
Communications cost of revenue for the fourth quarter 2002 was $39 million, resulting in an 86 percent gross margin, versus 85 percent in the third quarter 2002 and 67 percent in the same period last year. For the full year 2002, gross margin for the communications business increased to 81 percent from 54 percent for the full year 2001 primarily as a result of the migration of customer traffic to the Level 3 network from leased facilities.

Selling, General and Administrative Expenses (SG&A)
Communications SG&A expenses for the fourth quarter 2002 were $136 million, a 9 percent decrease over third quarter 2002 SG&A expenses of $150 million, and a 34 percent decrease over fourth quarter 2001 SG&A expenses of $207 million. SG&A expenses during the fourth quarter were lower than expected due to one-time accrual reductions totaling $16 million. The year over year decrease primarily resulted from the company's ongoing cost containment programs. The total number of employees in the communications business was approximately 2,725 at the end of the fourth quarter 2002.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) Communications EBITDA, excluding stock-based compensation expense and non-cash impairments and restructuring charges, was positive $105 million for the fourth quarter 2002, versus positive $84 million for the third quarter 2002. Communications EBITDA was positive $282 million for the full year 2002 compared to negative $322 million for the full year 2001.

Communications EBITDA margin increased to positive 38 percent this quarter from positive 31 percent for the previous quarter, and negative 29 percent for the same period in 2001.

Capital Expenditures
Consolidated gross capital expenditures for property, plant and equipment were $45 million for the quarter and $218 million for the year. However, reported or "net" capital expenditures were negative $6 million for the quarter, primarily as a result of the final payments made with respect to several large construction contracts at costs that were below previously estimated and accrued amounts. During the quarter, the company closed out contracts that resulted in net reversals of previously reported capital expenditures of $51 million. Capital expenditures for the fourth quarter 2002 included approximately $2 million for the information services and other businesses.

Network and Operational Highlights
At the end of the fourth quarter, Level 3 offered services in 73 markets, consisting of 57 markets in North America and 16 markets in Europe. The company has local fiber networks in 36 markets and has constructed approximately 947,000 local fiber miles to date.

Level 3 continues to be focused on providing industry leading customer service and operational performance. The company's proprietary provisioning system, ONTAPSM, enables the company to provide its customers superior dependability and responsiveness.

In January 2003, Level 3 was recognized by Frost & Sullivan as the Next Generation Service Provider of the Year. Frost & Sullivan, a global growth consulting leader, presents awards to companies that demonstrate excellence in their industry.

Information Services Business Segment
Results for the information services business include the company's Software Spectrum and (i)Structure subsidiaries. The results of Corporate Software are consolidated with Software Spectrum. As a result of the company's acquisitions of Software Spectrum and Corporate Software during 2002, prior year comparisons for the information services business are not meaningful.

Revenue
Information services revenue was $642 million for the fourth quarter 2002, representing a 16 percent decrease over the previous quarter and falling short of the company's previous projection of $750 million. The revenue shortfall was primarily a result of Microsoft's sales promotions earlier in the year that increased third quarter revenues but diminished the typical seasonality that results in higher fourth quarter revenues.

EBITDA
EBITDA,   excluding  stock-based  compensation  expense,  from  the  information services business was positive $5 million for the fourth quarter, compared to positive $14 million for the previous quarter and negative $3 million for the same period last year, which included only the (i)Structure business. EBITDA lagged the company's previous projections primarily due to the revenue shortfall and higher than expected one-time integration expenses during the fourth quarter. The total number of employees in the information services business was approximately 3,550 at the end of the fourth quarter.

Other Businesses
Revenue
Revenue from the company's coal mining business and its interest in California Private Transportation Company (CPTC) was $30 million for the fourth quarter 2002, versus $29 million for the third quarter 2002 and $28 million for the same period last year. In January 2003, Level 3 sold its interest in its Southern California toll road, which resulted in the company receiving approximately $46 million in cash and a reduction in the company's long-term debt of approximately $139 million.

EBITDA
EBITDA from the company's coal mining business and its interest in CPTC was positive $8 million for the fourth quarter 2002 compared to positive $11 million last quarter and negative $2 million for the fourth quarter 2001.

Consolidated Expenses
Stock-Based Compensation Expense: The company recognized $27 million in non-cash expenses for stock-based compensation during the fourth quarter 2002. The company's OSO program represents the principal component of the company's stock-based compensation. Since the inception of this program in 1998, this expense has been accounted for in accordance with SFAS No. 123, "Accounting For Stock-Based Compensation." Level 3 expenses the value of OSOs and its other stock-based compensation over the respective vesting period.

Under Level 3's plan, OSOs are issued quarterly, with the value of the options indexed to the performance of the company's common stock relative to the performance of the Standard & Poor's 500 (S&P 500) Index.

Depreciation and Amortization: Depreciation and amortization expenses for the quarter were $201 million, consistent with third quarter 2002 and a 22 percent decrease over the fourth quarter 2001 depreciation and amortization expenses of $258 million, primarily due to the impairment charge recorded during the fourth quarter 2001.

Working Capital, Operating Cash Flow and Liquidity
During the fourth quarter 2002, the company's consolidated working capital was a source of approximately $8 million in cash. Working capital requirements were favorable to previous projections primarily due to higher than expected collections of receivables in the information services business.

Operating Cash Flow, defined by the company as Consolidated Adjusted EBITDA minus capital expenditures and working capital requirements, was positive $84 million in the fourth quarter 2002 compared to negative $32 million for the previous quarter. Operating Cash Flow for the full year 2002 was negative $57 million.

Free Cash Flow, defined by the company as Operating Cash Flow minus net cash interest expense, was negative $6 million during the fourth quarter 2002 compared to negative $152 million for the third quarter. Operating Cash Flow and Free Cash Flow benefited from the higher than expected communications EBITDA during the quarter and higher than expected receivables collections in the information services business.

Cash and marketable securities, plus restricted cash of $400 million held as security under the company's credit facility, was $1.5 billion at year end, compared to the company's previously issued projection of $1.3 billion. The higher than expected cash balance was primarily due to the sale of certain non-core assets during the fourth quarter and higher than expected Operating Cash Flow.

Acquisition of Genuity Assets and Operations
As announced today, Level 3 completed its acquisition of substantially all of Genuity, Inc.'s assets and operations. Level 3 paid $60 million in net cash consideration to Genuity and assumed certain long-term operating agreements. As part of the transaction, the company also paid $77 million in cash for prepaid network vendor services to be used by Level 3 during 2003. The company also expects to incur one-time integration costs of approximately $75 to $100 million during 2003.

As a result of the transaction, Level 3 now operates one of the largest Internet backbones in the world and is the primary provider of Internet connectivity for tens of millions of dial-up and broadband subscribers, through its ISP, cable and DSL customers.

As part of this transaction, Level 3 has assumed most of Genuity's existing customer contracts and in addition, has signed new multi-year customer contracts that together represent expected revenue in excess of $1 billion over the remaining life of the agreements. The company expects the Genuity transaction to provide approximately $600 million of new revenue to Level 3 during 2003.

"This transaction significantly improves Level 3's financial position," said Crowe. "It adds substantial new revenue from high-quality customers and creates value by generating significant network and operating cost synergies, and reduced capital expenditures for the combined business. As a result of the Genuity transaction, the company's projection of free cash flow positive is accelerated to the second quarter of 2004."

Debt Reduction and Asset Sales
Debt Reduction
Since the beginning of the fourth quarter, the company has reduced the face amount of consolidated debt by approximately $500 million, including $139 million through the CPTC transaction completed in January 2003. The balance of the debt reduction occurred during the fourth quarter and consisted of $295 million face amount of debt for equity exchanges in which the company issued 24 million new shares of common stock, and a reduction in mortgage debt by $59 million through the sale of excess real estate.

"We're pleased with the continuing improvement in our balance sheet through debt reductions," said Sureel Choksi, CFO of Level 3. "Over the past 18 months, we have reduced the face amount of debt by approximately $2.9 billion through a combination of cash repurchases, debt for equity exchanges and asset sales. As we've said in the past, we'll continue to evaluate debt reduction opportunities over time."

Asset Sales
Commonwealth Telephone
During the fourth quarter, the company received approximately $159 million in net proceeds from the sale of 4.74 million shares of Commonwealth Telephone Enterprises, Inc. (Commonwealth) common stock. The company currently holds approximately 1 million shares of Commonwealth Class B common stock and retains a 29 percent voting interest in Commonwealth.

Real Estate
During the fourth quarter, Level 3 sold two excess colocation facilities, resulting in gross proceeds of approximately $72 million. Approximately $59 million in cash was used to repay associated mortgage debt. As a result of these transactions, the company recognized an $81 million non-cash impairment charge during the quarter.

CPTC
In January 2003, Level 3 received approximately $46 million in cash proceeds from the sale of its toll road interest in Southern California. Level 3's consolidated debt was reduced by approximately $139 million as a result of the transaction.

Business Outlook
"The past two years have been marked by significant turmoil in the communications industry, including generally weak demand for communications services, long customer sales cycles and a record number of companies within the industry filing for bankruptcy protection," said Crowe. "As a result of these factors, as well as the overall economic slowdown, our visibility into future sales and cash flow growth has been limited.

"However, we experienced a modest improvement in new sales during the past three months, although sales cycles continue to be longer than we would like. Our customers are increasingly viewing Level 3 as a clear survivor in the industry. As a result, we are cautiously optimistic that during the middle of 2002, we reached a bottom in terms of new sales levels and expect to see gradual improvement going forward. In addition, we have demonstrated an ability to continue to improve cash flow as a result of tight management of expenses.

"With the acquisition of Genuity's assets and operations, we have also taken the first major step in industry consolidation," said Crowe. "We believe we are uniquely positioned to realize significant cost synergies, resulting in further improvements in cash flow after a period of integration. Overall, while we continue to be subject to a weak economy and uncertainty surrounding the prospects for war, our visibility, particularly as it relates to cash flow performance, is improving."

"In addition to first quarter projections incorporating the Genuity transaction, we are providing full year projections for certain cash flow metrics," said Choksi. "For the communications business, we expect to initially experience a reduction in gross margin percentage, EBITDA and Operating Cash Flow as we take on significant portions of Genuity's existing cost structure and incur one-time integration expenses. As the year progresses, we expect the Genuity transaction to contribute positively to communications cash flow as we are able to realize significant cost synergies.

"For the information services business, we expect EBITDA, excluding stock-based compensation expense, to improve significantly during 2003 as a result of the cost synergies realized through the combination of Software Spectrum and Corporate Software during 2002."

Quarterly and Full Year Projections
Including the effects of the Genuity transaction, Level 3 expects consolidated GAAP revenue to be approximately $935 million during the first quarter 2003, including $395 million from the communications business, $520 million from information services and $20 million of other businesses. Approximately $350 million of communications revenue is expected to come from services revenue, $10 million in non-recurring termination and customer settlement revenue, and approximately $35 million from reciprocal compensation. The Genuity transaction, completed during the quarter, is expected to contribute approximately $110 million to first quarter communications revenue.

Consolidated GAAP revenue is expected to be approximately $4.0 to $4.4 billion for the full year 2003. Communications revenue is expected to be $1.7 to $1.8 billion, of which approximately $600 million is expected to come from the Genuity transaction. Information services revenue is expected to be $2.25 to $2.5 billion, and other revenue is expected to be $70-$80 million.


-------------------------------------------- ------------------- ---------------
Metric                                       First Quarter       Full Year 2003
($ in millions except Net Loss per Share)    Projections         Projections
-------------------------------------------- ------------------- ---------------
Consolidated Revenue                         $935                $4,000-$4,400
-------------------------------------------- ------------------- ---------------
Communications Revenue                       $395                $1,700-$1,800
-------------------------------------------- ------------------- ---------------
Information Services Revenue                 $520                $2,250-$2,500
-------------------------------------------- ------------------- ---------------
Revenue from Other Businesses                $20                 $70-$80
-------------------------------------------- ------------------- ---------------

-------------------------------------------- ------------------- ---------------
Consolidated EBITDA                          $62                 $350-$400
-------------------------------------------- ------------------- ---------------
Consolidated Adjusted EBITDA                 $63                 $375-$450
-------------------------------------------- ------------------- ---------------
Capital Expenditures                         $55                 Not Provided
-------------------------------------------- ------------------- ---------------

-------------------------------------------- ------------------- ---------------
Working Capital Requirements                 $25                 Not Provided
-------------------------------------------- ------------------- ---------------
Operating Cash Flow (1)                      $(20)               $100-$125
-------------------------------------------- ------------------- ---------------
Net Loss per Share                           $0.65               Not Provided
-------------------------------------------- ------------------- ---------------
(1) Operating Cash Flow is defined as Consolidated Adjusted EBITDA less capital expenditures and working capital requirements. Operating Cash Flow is shown net of one-time integration costs. Integration costs are expected to be $75 to$100 million in 2003.

Gross margins for the communications business are expected to decline to the mid to high 60 percent range for the first quarter 2003. The quarter over quarter decrease is the result of the lower initial margins of the Genuity business. Gross margins are projected to improve during 2003 to the mid 70 percent range by the end of the year as the integration of Genuity's operations progresses.

Consolidated EBITDA, excluding stock-based compensation expense, is expected to be $62 million for the first quarter, including $55 million from the communications business, $5 million from the information services business and the balance from other businesses. The projected quarter over quarter decline is a result of the acquisition of Genuity's assets and operations as well as an expected increase in SG&A expenses.

Consolidated EBITDA, excluding stock-based compensation expense, is expected to be $350 to$400 million for the full year 2003. The company expects Consolidated Adjusted EBITDA of $63 million for the first quarter and $375 to $450 million for the full year 2003.

Consolidated capital expenditures, including capital expenditures related to the Genuity integration, are expected to be approximately $55 million for the first quarter. Consolidated working capital requirements are expected to be approximately $25 million for the first quarter. The company expects the net loss for the first quarter to be $0.65 per share.

Operating Cash Flow is expected to be negative $20 million for the first quarter 2003 and positive $100 to$125 million for the full year 2003, net of $75 to$100 million of one-time Genuity integration costs. The expected decrease in Operating Cash Flow from the fourth quarter 2002 to the first quarter 2003 is primarily a result of the seasonality of the information services business and the effects of the Genuity transaction.

The company expects to have cash and marketable securities, including $400 million in restricted cash held as security under the company's credit facility, of approximately $1.2 billion at year-end.

As a result of the Genuity acquisition, the company now expects to turn free cash flow positive during the second quarter of 2004.

Beginning in the first quarter 2003, the company will change its use of non-GAAP financial disclosures to conform with recently finalized Securities and Exchange Commission (SEC) rules regarding the use of these non-GAAP metrics. As a result, Level 3 may modify certain non-GAAP financial metrics in future quarters.

Summary
"I am pleased with Level 3's ability to execute in this environment," said Crowe. "I believe that our ability to complete and successfully integrate the Genuity transaction coupled with our solid financial and operating performance, our industry-leading provisioning times and quality of service, will enable Level 3 to continue to differentiate itself in the marketplace as we move forward during 2003."

Conference Call Today
Level 3 will hold a conference call to discuss the company's fourth-quarter results, as well as the announcement of the closing of the Genuity transaction, at 11 a.m. eastern standard time today. To join the call, please dial 612-326-1003. A live broadcast of the call can also be heard on Level 3's web site at www.level3.com. An audio replay of the call will also be accessible through the web site or by dialing 320-365-3844 - Access Code 670293.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 20,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport, colocation services, and patented Softswitch-based managed modem and voice services. Its Web address is www.Level3.com.

The company offers managed IP and information services through its subsidiaries, Genuity Managed Services, (i)Structure and Software Spectrum. For additional information, visit their respective web sites at www.genuity.com, www.softwarespectrum.com, and www.i-structure.com.

Forward Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, the challenges of integration, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.


                          LEVEL 3 COMMUNICATIONS, INC.
                 Consolidated Condensed Statements of Operations
                                   (Unaudited)

                                                                      Three Months Ended                 Twelve Months Ended
                                                                        December 31,                          December 31,
                                                            ----------------------------------------------------------------------
(dollars in millions)                                                  2002               2001               2002            2001
----------------------------------------------------------------------------------------------------------------------------------
Revenue:
   Communications                                                         $ 273             $ 269            $ 1,101      $ 1,298
   Information Services                                                     642                29              1,933          123
   Other                                                                     30                28                114          112
                                                            ----------------------------------------------------------------------
    Total Revenue                                                           945               326              3,148        1,533

Costs and Expenses:
   Cost of Revenue                                                          643               122              2,032          742
   Depreciation and Amortization                                            201               258                802        1,122
   Selling, General and Administrative                                      191               229                763          983
   Stock-Based Compensation                                                  27                75                181          314
   Restructuring & Impairment Charges                                       131             3,242                181        3,353
                                                            ----------------------------------------------------------------------
    Total Costs and Expenses                                              1,193             3,926              3,959        6,514
                                                            ----------------------------------------------------------------------

Loss from Operations                                                       (248)           (3,600)              (811)      (4,981)

Other Loss, net
   Interest Expense, net                                                   (140)             (132)              (531)        (485)
   Other Income                                                              29                15                108           18
                                                            ----------------------------------------------------------------------
Other Loss, net                                                            (111)             (117)              (423)        (467)
                                                            ----------------------------------------------------------------------


Loss from Continuing Operations
   before Income Taxes                                                     (359)           (3,717)            (1,234)      (5,448)

Income Tax Benefit                                                            2                 -                121            -
                                                            ----------------------------------------------------------------------

Net Loss from Continuing Operations                                        (357)           (3,717)            (1,113)      (5,448)

Loss from Discontinued Operations, net                                        -              (539)                 -         (605)

Extraordinary Gain on Debt Extinguishment, net                               44               981                255        1,075
                                                            ----------------------------------------------------------------------

Net Loss                                                                 $ (313)         $ (3,275)            $ (858)    $ (4,978)
                                                            ======================================-===============================


Loss per Share:
   Basic and Diluted
    Net Loss from Continuing Operations                                 $ (0.83)          $ (9.70)           $ (2.74)    $ (14.58)
    Discontinued Operations, net                                              -             (1.40)                 -        (1.62)
    Extraordinary Gain on Debt Extinguishment, net                         0.10              2.56               0.63         2.88
                                                            ----------------------------------------------------------------------
    Net Loss                                                            $ (0.73)          $ (8.54)           $ (2.11)    $ (13.32)
                                                            ======================================-===============================


Weighted Average Shares Outstanding
   (in thousands):
   Basic and Diluted                                                    427,929           383,319            407,317      373,792
                                                            ======================================-===============================


                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                     Consolidated Condensed Balance Sheets
                                  (Unaudited)

                                                                                      December 31,     September 30,
(dollars in millions)                                                                     2002             2002
-----------------------------------------------------------------------------------------------------------------------

Assets

Current Assets

    Cash and cash equivalents                                                                $ 1,142             $ 963
    Restricted securities                                                                         99               141
    Accounts receivable, less allowances of $29 and $37, respectively                            539               443
    Other                                                                                        154               121
                                                                                    -----------------------------------

Total Current Assets                                                                           1,934             1,668
                                                                                    -----------------------------------

Property, Plant and Equipment, net                                                             6,010             6,360

Restricted Securities                                                                            467               400

Intangibles and Goodwill                                                                         380               375

Other Assets, net                                                                                172               291
                                                                                    -----------------------------------
                                                                                             $ 8,963           $ 9,094
                                                                                    ===================================

Liabilities and Stockholders' Deficit

Current Liabilities:
    Accounts payable                                                                           $ 691             $ 560
    Current portion of long-term debt                                                              4                12
    Accrued payroll and employee benefits                                                        156               173
    Accrued interest                                                                              92                74
    Deferred revenue                                                                             199               158
    Other                                                                                        211               234
Total Current Liabilities                                                                      1,353             1,211
                                                                                    -----------------------------------

Long-Term Debt, less current portion                                                           6,102             6,385

Deferred Revenue                                                                               1,264             1,291

Accrued Reclamation Costs                                                                         92                92

Other Liabilities                                                                                392               369

Stockholders' Deficit                                                                           (240)             (254)
                                                                                    -----------------------------------
                                                                                             $ 8,963           $ 9,094
                                                                                    ===================================